As filed with the Securities and Exchange Commission on October 20, 2010
Registration No. 333-_________________
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
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FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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REO PLUS, INC.
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(Exact name of registrant as specified in charter)

Texas	6510	27-0788438
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(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Richard J. Church
3014 McCulloch Circle
Houston, Texas 77056
Telephone:  (713) 599-1910
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices.)

Richard J. Church President 3014 McCulloch Circle Houston, Texas 77056 Telephone: (713) 599-1910 Fax: (713) 669-9018	With a copy to: Randall W. Heinrich Gillis, Paris & Heinrich, PLLC 8 Greenway Plaza, Suite 818 Houston, Texas 77046 Telephone: (713) 951-9100 Fax: (713) 961-3082
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(Name, address, including zip code and telephone number, including area code, of agent for service.)

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer (Do not check if smaller reporting company)	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee

Common Stock	934,500	$0.0003	$311.50	$.03
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(1)
The securities will be distributed to the stockholders of Akashic Ventures, Inc. for no consideration from such stockholders.  The figures in the table are estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, based on one-third of the par value of Registrant’s common stock.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
REO PLUS, INC.

934,500 Shares of Common Stock

This Prospectus relates to the distribution (the "Distribution") by Akashic Ventures, Inc., a Delaware corporation ("Akashic"), to holders of record of Akashic common stock at the close of business on __________________ _____, 2010 (the "Record Date") of 934,500 shares of the common stock, par value $.001 per share (the "Common Stock”), of REO Plus, Inc., a Texas corporation (the "Company").  See "DESCRIPTION OF CAPITAL STOCK."  The Company is a new company formed to acquire real estate properties and assets.  See "BUSINESS."

In connection with the Distribution, each stockholder of Akashic will receive one share of Common Stock for each share of Akashic common stock owned on the Record Date.  The Distribution will result in 50% of the outstanding shares of Common Stock being distributed to holders of Akashic common stock.  Certificates representing the number of shares of Common Stock to which Akashic stockholders are entitled are being delivered to Akashic stockholders simultaneously with this Prospectus.  Management believes that shares of Common Stock comprising the Distribution and received by Akashic's stockholders may have tax consequences to certain stockholders upon receipt.  See "THE DISTRIBUTION -- Certain Federal Income Tax Consequences."  For a discussion of certain risks relating to the ownership of the Common Stock, see "RISK FACTORS."

Akashic’s stockholders will pay no consideration for the shares of Common Stock comprising the Distribution.  The Company will not receive any proceeds from the Distribution.  There is no current public trading market for the shares of Common Stock.  Subject to the sponsorship of a market maker, shares of Common Stock will be traded in the over-the-counter market on the OTC Electronic Bulletin Board.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

UNTIL ___________________ _____, 2010, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.  THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

The date of this Prospectus is _________________ _____, 2010.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	3
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	4
RISK FACTORS	5
BUSINESS	16
MANAGEMENT	21
EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS	21
PRINCIPAL SHAREHOLDERS	22
THE DISTRIBUTION	22
CERTAIN FEDERAL INCOME TAX CONSEQUENCES	24
OTHER MATTERS	25
DESCRIPTION OF CAPITAL STOCK	26
DIVIDEND POLICY	27
USE OF PROCEEDS	27
EXPERTS	27

PROSPECTUS SUMMARY

THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS.

Company
REO Plus, Inc. (the "Company") is a new Texas corporation formed to acquire real estate properties and assets.  See "BUSINESS."  The Company's offices are located at 3014 McCulloch Circle, Houston, Texas 77056.  The Company's telephone number is (713) 599-1910.

Distributing Company	Akashic Ventures, Inc., a Delaware corporation.

Primary Purposes of the Distribution
To separate the business of the Company from a proposed business pursuit to be undertaken by Akashic so that each of Akashic and the Company can (i) adopt strategies and pursue objectives appropriate to its specific business and industry, (ii) better enable itself to make acquisitions using its capital stock as consideration, (iii) better enable itself to obtain financing with respect to its particular business and projects from lenders possibly unwilling to lend to companies in the other's business, (iv) be recognized by the financial community as a distinct business, with the expectation that stockholder value will be enhanced, and (v) implement more focused incentive compensation arrangements that are tied more directly to results of its operations.

Securities to be Distributed
934,500 shares of the Company's Common Stock, par value $.001 per share The shares of Common Stock to be distributed will constitute 50% of the outstanding shares of Common Stock of the Company as of the date of the Distribution.

Distribution Ratio	Each stockholder of Akashic will receive one share of Common Stock for each share of Akashic common stock owned on the Record Date.

Record Date	Close of business on ____________________ _____, 2010.

Delivery of Certificates	Certificates representing the shares of Common Stock to which Akashic stockholders are entitled are being delivered to Akashic stockholders simultaneously with this Prospectus.

Tax Consequences
The Distribution is not being structured on a basis tax-free to Akashic stockholders, and management believes that the Distribution could not be structured on such a basis.  However, depending on the tax situation of an Akashic stockholder (particularly the amount of the basis of an Akashic stockholder in his, her or its Akashic stock), an Akashic stockholder may own no tax as a result of the Distribution.  See "THE DISTRIBUTION -- Certain Federal Income Tax Consequences."

Trading Market
There is no current public trading market for the shares of Common Stock.  Subject to the sponsorship of a market maker, shares of Common Stock will be traded in the over-the-counter market on the OTC Electronic Bulletin Board.

Transfer Agent and Registrar	The transfer agent and registrar for the Common Stock is Colonial Stock Transfer Co., Inc., with offices at 66 Exchange Place, Salt Lake City, UT 84111.

Dividend Policy
The payment and amount of cash dividends on the Common Stock after the Distribution will be at the discretion of the Company's Board of Directors.  The Company has not heretofore paid any dividends, and the Company does not currently anticipate paying any dividends on its Common Stock. The Company's dividend policy will be reviewed by the Company's Board of Directors at such future times as may be appropriate, and payment of dividends will depend upon the Company's financial position, capital requirements and such other factors as the Company's Board of Directors believes relevant.

Risk Factors
Shareholders should carefully consider the matters discussed under the section entitled "RISK FACTORS" in this Prospectus.  The Company has only a limited operating history and is subject to all of the inherent risks of a developing business enterprise.  The Company needs additional capital and has no meaningful flow of revenues.

Use of Proceeds	The Company will not receive any proceeds from the Common Stock comprising the Distribution.

Inquiries Relating to the Distribution	Inquiries relating to the Distribution should contact Richard J. Church, by mail at the Company 's offices at 3014 McCulloch Circle, Houston, Texas 77056, or by telephone at 713/599-1910.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this Prospectus under the captions "PROSPECTUS SUMMARY," "RISK FACTORS," and "BUSINESS" are not historical facts, but are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  These statements regard:

*	Our belief regarding the tax treatment of the Distribution
*	Our belief regarding ability to expand rapidly in the future
*	Our belief regarding our being subject to the Investment Company Act of 1940
*	Our belief regarding the commercially reasonableness of the terms of the acquisition of our sole current property interest
*	Our belief that the Distribution is in the best interests of the Company, Akashic and Akashic’s stockholders
*	Our belief regarding the opportunities in the real estate market created by the recent recession
*	Our belief regarding the opportunities offered by distressed markets
*	Our belief regarding our ability to identify and acquire under-performing properties and turning them around and repositioning them
*	Our belief regarding our greater ability to procure additional financing and complete additional acquisitions after the completion of the Distribution
*	Our belief regarding the benefits of the Distribution
*	Our belief regarding our ability to grow our business
*	Our belief regarding our ability to reduce our exposure to inflationary cost increases due to escalation clauses included in our leases
*	Our belief regarding the geographic markets throughout the United States on which we may focus
*	Our belief regarding the manner in which potential acquisitions may be brought to our attention
*	Our belief regarding the number of shares of Common Stock that should become generally freely tradable as a result of the Distribution
*	Our belief regarding the natural appreciation in value that properties acquired in the near future should experience as demand for such properties increases
*	Our belief regarding our net leases' typically obligating our tenants to cover costs associated with compliance with the Americans with Disabilities Act of 1990
*	Our belief regarding the types and locations of properties that we will generally seek
*	Our belief regarding our ability to consider numerous additional properties
*	Our belief regarding our payment to our existing or future officers, directors or shareholders or any affiliated entity of any finder’s fee, consulting fee or other compensation
*	Our belief regarding the factors that we will consider in evaluating a prospective target acquisition
*	Our belief regarding the manner in which due diligence investigations of prospective target acquisitions will be conducted and the person who will conduct such investigations
*	Our expectations regarding the purchase of insurance by us or our tenants
*	Our expectations regarding the trading of our stock and its trading price
*	Our expectations regarding our level of employees
*	Our expectations regarding the payment of management and director remuneration
*	Our expectations regarding the payment of dividends
*	Our expectations regarding the manner in which acquisition prospects will be presented to us

Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, those discussed under "RISK FACTORS."  As a result, these forward-looking statements represent the Company's judgment as of the date of this filing.  The Company does not express any intent or obligation to update these forward-looking statements.

RISK FACTORS

THE SECURITIES COVERED BY THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK AND, THEREFORE, SHOULD BE CONSIDERED EXTREMELY SPECULATIVE.  PROSPECTIVE INVESTORS SHOULD READ THE ENTIRE PROSPECTUS AND CAREFULLY CONSIDER, AMONG THE OTHER FACTORS AND FINANCIAL DATA DESCRIBED HEREIN, THE FOLLOWING RISK FACTORS:

RISKS RELATED TO OUR BUSINESS

OUR EXTREMELY LIMITED HISTORY MAKES AN EVALUATION OF OUR FUTURE EXTREMELY DIFFICULT, AND PROFITS ARE NOT ASSURED.  AT THIS STAGE OF OUR BUSINESS OPERATIONS, EVEN WITH OUR GOOD FAITH EFFORTS, POTENTIAL INVESTORS HAVE A POSSIBILITY OF LOSING THEIR INVESTMENT.

Our company was organized in August 2009 for the purposes of engaging in the real estate business.  We currently have only one meaningful asset, and we have had no meaningful operating history upon which to base an evaluation of us and our business and prospects.  Our business and prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development.  For our business plan to succeed, we must successfully undertake most of the following activities:

*	Raise a sufficient amount of funds
*	Identify and complete suitable acquisitions
*	Enter into favorable agreements with third parties regarding a variety of matters
*	Implement and successfully execute our business and marketing strategy
*	Respond to competitive developments
*	Attract, retain and motivate qualified personnel.

There can be no assurance that we will be successful in undertaking such activities.  Our failure to undertake successfully most of the activities described above could materially and adversely affect our business, prospects, financial condition and results of operations.  In addition, we could incur operating losses for the foreseeable future.  There can be no assurance that we will ever generate significant revenue, that we will ever generate positive cash flow from our operations or that (if ever attained) we will be able to sustain profitability in any future period.  Moreover, our business may fail for a variety of reasons, such as changes in market conditions, competition, the general economy and the like.  The shares being distributed pursuant hereto should be regarded as speculative investments.  There is no assurance that investors will obtain any return on their investment, and investors will be subject to a risk of losing their entire investment.

WE NEED ADDITIONAL CAPITAL IN THE FUTURE TO FINANCE FUTURE ACQUISITIONS.  WE MAY NOT BE ABLE TO RAISE THIS CAPITAL, OR IT MAY BE AVAILABLE ONLY ON TERMS UNFAVORABLE TO US OR OUR SHAREHOLDERS, WHICH MAY RESULT IN OUR INABILITY TO FUND OUR WORKING CAPITAL REQUIREMENTS AND MAY HARM OUR OPERATIONAL RESULTS.

We need to procure additional financing to finance future acquisitions.  If additional financing is not available on acceptable terms, we would be prevented from acquiring additional properties.  In such event, our business and financial condition could be materially adversely affected.  Moreover, any debt financing undertaken to procure funds may involve restrictions limiting our operating flexibility.  If we obtain funds through the issuance of equity securities, the following results will or may occur:

*	The percentage ownership of our existing shareholders will be reduced
*	Our shareholders may experience additional dilution in net book value per unit
*	The new equity securities may have rights, preferences or privileges senior to those of the holders of our Common Stock.

In addition, if required operating capital is not available on acceptable terms, we could be forced to dispose of certain of our assets or curtail our operations substantially or completely, which could result in a substantial reduction or elimination of the value of our then-outstanding equity.  Our future liquidity will depend upon numerous factors, including the success of our business efforts and our capital raising activities.

WE MAY EXPERIENCE RAPID GROWTH, AND IN SUCH CASE WE WILL NEED TO MANAGE THIS GROWTH EFFECTIVELY.

We believe that, given the right business opportunities (including the availability of needed capital), we may expand our operations rapidly and significantly.  If rapid growth were to occur, it could place a significant strain on our management, operational and financial resources.  To manage any significant growth of our operations, we will be required to undertake the following successfully:

*	Manage relationships with various strategic partners and other third parties;
*	Hire and retain skilled personnel necessary to support our business;
*	Train and manage a growing employee base; and
*	Continually develop our financial and information management systems.

If we fail to make adequate allowances for the costs and risks associated with this expansion or if our systems, procedures or controls are not adequate to support our operations, our business could be harmed.  For example, we could be overwhelmed by an extended number of properties such that we are unable to manage them effectively and to perceive adverse trends.  Thus, under such circumstance we could be acquiring properties at a time when we should be liquidating them.  The adverse effects of occurrence would be compounded by any use by us of debt to acquire our properties.  Our inability to manage growth effectively could materially adversely affect our business, results of operations and financial condition.

WE EXPECT TO DEPEND ON THIRD PARTY SUPPLIERS FOR VARIOUS PURPOSES.

Our operations will depend on a number of third parties, such as real estate brokers and management companies.  We will have limited control over these third parties. We will probably not have many long-term agreements with many of them.  Our inability to maintain satisfactory relationships with such third parties on acceptable commercial terms, or the failure of such third parties to maintain the quality of products and services they provide at a satisfactory standard, could materially adversely affect our business, results of operations and financial condition.

RISKS RELATED TO OUR INDUSTRY

REAL PROPERTY INVESTMENTS INVOLVE CERTAIN GENERAL RISKS NOT WITHIN OUR CONTROL.

All real property investments are subject to considerable risks, many of which are beyond our control.  These risks (many of which are discussed in further detail herein) include:

*	adverse changes in international, national, regional or local economic, demographic and market conditions;
*	adverse changes in financial conditions of buyers, sellers and tenants of properties;
*	competition from other real estate investors with significant capital;
*	reductions in the level of demand for commercial space, and changes in the relative popularity of properties;
*	fluctuations in interest rates, which could adversely effect our ability, or the ability of buyers and tenants of properties, to obtain financing on favorable terms or at all;
*	unanticipated increases in operating expenses, including, without limitation, insurance costs, labor costs, energy prices and costs of compliance with laws, regulations and governmental policies;
*	changes in, and changes in enforcement of, laws, regulations and governmental policies, including, without limitation, health, safety, environmental, zoning and tax laws and governmental fiscal policies, and changes in the related costs of compliance with laws, regulations and governmental polices; and
*	civil unrest, acts of God, including earthquakes, floods and other natural disasters and acts of war or terrorism, including the consequences of terrorist acts such as those that occurred on September 11, 2001, which may result in uninsured losses.

Our business and financial condition could be materially adversely affected by any adverse change or development in one or more of the risks listed above.

WE MAY NOT BE ABLE TO IDENTIFY SUITABLE ACQUISITIONS, AND ACQUISITIONS MAY HARM OUR FINANCIAL RESULTS.

We may not be successful in identifying suitable real estate properties or other assets that meet our acquisition criteria, or consummating acquisitions or investments on satisfactory terms.  Failures in identifying or consummating acquisitions would impair the pursuit of our business plan.  Shareholders ultimately may not like the location, lease terms or other relevant economic and financial data of any real properties, other assets or other companies that we may acquire in the future.  Moreover, our acquisition strategy could involve significant risks that could inhibit our growth and negatively impact our operating results, including the following: increases in asking prices by acquisition candidates to levels beyond our financial capability or to levels that would not result in the returns required by our acquisition criteria; diversion of management’s attention to expansion efforts; unanticipated costs and contingent or undisclosed liabilities associated with acquisitions; failure of acquired businesses to achieve expected results; and difficulties entering markets in which we have no or limited experience.

THE CONSIDERATION PAID FOR OUR TARGET ACQUISITION MAY EXCEED FAIR MARKET VALUE, WHICH MAY HARM OUR FINANCIAL CONDITION AND OPERATING RESULTS.

The consideration that we pay will be based upon numerous factors, and the target acquisition may be purchased in a negotiated transaction rather than through a competitive bidding process. We cannot assure anyone that the purchase price that we pay for a target acquisition or its appraised value will be a fair price, that we will be able to generate an acceptable return on such target acquisition, or that the location, lease terms or other relevant economic and financial data of any properties that we acquire will meet acceptable risk profiles. We may also be unable to lease vacant space or renegotiate existing leases at market rates, which would adversely affect our returns on a target acquisition. As a result, our investments in our target acquisition may fail to perform in accordance with our expectations, which may substantially harm our operating results and financial condition.

WE HAVE NO ASSURANCE OF PROPERTY APPRECIATION OR COMPANY PROFITS.

There is no assurance that our real estate investments will appreciate in value or will ever be sold at a profit. The marketability and value of the properties will depend upon many factors beyond the control of our management.  There is no assurance that there will be a ready market for the properties, since investments in real property are generally non-liquid.  The real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control.  We cannot predict whether we will be able to sell any property for the price or on the terms set by it, or whether any price or other terms offered by a prospective purchaser would be acceptable to us.  We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property.  Moreover, we may be required to expend funds to correct defects or to make improvements before a property can be sold.   We cannot assure any person that we will have funds available to correct those defects or to make those improvements.  In acquiring a property, we may agree to lockout provisions that materially restrict us from selling that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property.  These lockout provisions would restrict our ability to sell a property. These factors and any others that would impede our ability to respond to adverse changes in the performance of our properties could significantly harm our financial condition and operating results.

     ILLIQUIDITY OF REAL ESTATE INVESTMENTS COULD SIGNIFICANTLY IMPEDE OUR ABILITY TO RESPOND TO ADVERSE CHANGES IN THE PERFORMANCE OF OUR PROPERTIES AND HARM OUR FINANCIAL CONDITION.

           Because real estate investments are relatively illiquid, our ability to promptly sell one or more properties or investments in our portfolio in response to changing economic, financial and investment conditions may be limited. In particular, these risks could arise from weakness in or even the lack of an established market for a property, changes in the financial condition or prospects of prospective purchasers, changes in national or international economic conditions, and changes in laws, regulations or fiscal policies of jurisdictions in which the property is located.  We may be unable to realize our investment objectives by sale, other disposition or refinance at attractive prices within any given period of time or may otherwise be unable to complete any exit strategy.

COMPETITION FOR THE ACQUISITION OF REAL ESTATE PROPERTIES IS INTENSE.

We compete with many other entities engaged in real estate investment activities for acquisitions of desirable properties.  These competitors may drive up the price we must pay for real estate properties, other assets or other companies that we seek to acquire or may succeed in acquiring those companies or assets themselves.  In addition, our potential acquisition targets may find our competitors to be more attractive suitors because they may have greater resources, may be willing to pay more, or may have a more compatible operating philosophy.  In particular, real estate investment trusts (“REITs”) may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable investment properties may increase.  This will result in increased demand for these assets and therefore increased prices paid for them.  If we pay higher prices for properties, our profitability will be reduced, and shareholders may experience a lower return on their investment.  Moreover, prices could become so lofty that we are unable to pay them (or we decide not to run the risks associated with these prices) such that we are effectively precluded from pursuing our business plan in a meaningful manner.

RISING OPERATING EXPENSES AND DECREASE IN RENTS AT OUR PROPERTIES COULD REDUCE OUR CASH FLOW AND FUNDS AVAILABLE FOR FUTURE DIVIDENDS.

           Our properties will likely be subject to operating risks common to real estate in general, any or all of which may negatively affect us. If any property is not fully occupied or if rents are being paid in an amount that is insufficient to cover operating expenses, we could be required to expend funds for that property’s operating expenses. If our competitors offer space at rental rates below market rates, or below the rental rates we charge our tenants, we may lose existing or potential tenants and we may be pressured to reduce our rental rates below those we charge in order to retain tenants when our tenants’ leases expire.  Our properties could also be subject to increases in real estate and other tax rates, utility costs, operating expenses, insurance costs, repairs and maintenance and administrative expenses.  Such rise in operating expenses and loss of rents could reduce our cash flows and funds available for future dividends.

FAILURE OF OUR TENANTS TO PAY RENT COULD SERIOUSLY HARM OUR OPERATING RESULTS AND FINANCIAL CONDITION.

           We may rely on rental payments from tenants of a target acquisition as a source of cash. At any time, any of our tenants may experience a downturn in its business that may weaken its financial condition. As a result, a tenant may delay lease commencement, fail to make rental payments when due, decline to extend a lease upon its expiration, become insolvent or declare bankruptcy. Any tenant bankruptcy, insolvency, or failure to make rental payments when due could result in the termination of the tenant’s lease and material losses to our company. A default by a large tenant on one of these properties could have a material adverse effect on our operating results and financial condition.  In particular, if any of our significant tenants becomes insolvent, suffers a downturn in its business and decides not to renew its lease or vacates a property and prevents us from leasing that property by continuing to pay base rent for the balance of the term, it may seriously harm our business. Failure on the part of a tenant to comply with the terms of a lease may give us the right to terminate the lease, repossess the applicable property and enforce the payment obligations under the lease; however, we would be required to find another tenant. We cannot assure anyone that we would be able to find another tenant without incurring substantial costs, or at all, or that, if another tenant was found, we would be able to enter into a new lease on favorable terms.

    THE BANKRUPTCY OR INSOLVENCY OF OUR TENANTS UNDER THEIR LEASES COULD SERIOUSLY HARM OUR OPERATING RESULTS AND FINANCIAL CONDITION.

           Any bankruptcy filings by or relating to one of our tenants could bar us from collecting pre-bankruptcy debts from that tenant or its property. A tenant bankruptcy could delay our efforts to collect past due balances under the relevant leases, and could ultimately preclude full collection of these sums. If the tenant assumes a lease in bankruptcy, all pre-bankruptcy balances due under the lease must be paid to us in full. However, if a tenant rejects a lease in bankruptcy, we would have only a general unsecured claim for damages. Any unsecured claim we hold against a bankrupt entity may be paid only to the extent that funds are available and only in the same percentage as is paid to all other holders of unsecured claims. We may recover substantially less than the full value of any unsecured claims, which would harm our operating results and financial condition.

IF WE ARE UNABLE TO PROMPTLY RELET OR RENEW LEASES AS THEY EXPIRE, OUR CASH FLOW AND ABILITY TO SERVICE OUR INDEBTEDNESS, IF ANY, MAY BE ADVERSELY AFFECTED.

           We are subject to the risks that upon expiration of leases for space located in our buildings (a) such leases may not be renewed, (b) such space may not be re-let or (c) the terms of renewal or re-letting, taking into account the cost of required renovations, may be less favorable than the current lease terms. If we are unable to promptly re-let, or renew the leases for, a substantial portion of the space located in our buildings, or if the rental rates upon such renewal or re-letting are significantly lower than expected rental rates, or if our reserves for these purposes prove inadequate, our cash flow and ability to service our indebtedness, if any, may be adversely affected.

INCREASES IN OUR PROPERTY TAXES COULD ADVERSELY AFFECT OUR CASH FLOW AND FINANCIAL CONDITION.

            Each of our properties will be subject to real and personal property taxes. These taxes on our properties may increase as tax rates change and as the properties are assessed or reassessed by taxing authorities.  Many states and localities are considering increases in their income and/or property tax rates (or increases in the assessments of real estate) to cover revenue shortfalls. If property taxes increase, it may adversely affect our cash flow and financial condition.

WE MAY EXPERIENCE INCREASES IN OUR EXPENSES, INCLUDING DEBT SERVICE, AS WELL AS DECREASED OCCUPANCY RATES AS A RESULT OF INFLATION.

           We may experience increases in our expenses, including debt service, as a result of inflation and increase in interest rates. Our exposure to inflationary cost increases in property level expenses may be reduced by escalation clauses that are included in our leases.  However, market conditions may prevent us from escalating rents.  Inflationary pressure may increase operating expenses, including labor and energy costs and, indirectly, real estate taxes, above expected levels at a time when it may not be possible for us to increase lease rates to offset these higher operating expenses. In addition, inflation can have secondary effects upon occupancy rates by decreasing the demand for office space in many of the markets in which we operate.

ONE OR MORE OF OUR PROPERTIES COULD BECOME SUBJECT TO FORECLOSURE.

If, after our purchase of any real estate property is concluded, we cannot meet the periodic payments required by our outside financing, we might be required to sell or refinance the property to meet our obligations.  If refinancing is not obtained or a sale is not consummated, we could default in our obligations. The remedy of the outside financier would be, among other things, to institute foreclosure proceedings against the related property, which could result in the partial or total loss of any equity in such property.

WE COULD SUFFER UNINSURED LOSSES.

We expect that our tenants or we will purchase comprehensive insurance, including liability and extended coverage, with respect to our properties with limits customary for such properties.  However, certain types of losses may be either uninsurable or not economically insurable.  Such excluded risks generally include war, earthquakes, floods and punitive damages.  Should a loss occur (whether insured or uninsured), we might suffer a loss of invested capital and any profits that might be anticipated from our real estate investment and might also be unable to meet our obligations.  For example, even if insured, we would have to pay insurance deductibles, and the insurance coverage may not be sufficient to pay the full current market value or current replacement cost of the property.  Moreover, in the event of an underinsured loss with respect to a property relating to a title defect, the insurance proceeds we receive might not be adequate to restore our economic position with respect to such property.

ENVIRONMENTAL REGULATION AND ISSUES, CERTAIN OF WHICH WE MAY HAVE NO CONTROL OVER, MAY ADVERSELY IMPACT OUR BUSINESS.

           Federal, state and local laws and regulations impose environmental controls, disclosure rules and zoning restrictions that directly impact the management, development, use, and/or sale of real estate. Such laws and regulations tend to discourage sales and leasing activities and mortgage lending with respect to some properties, and may therefore adversely affect us specifically, and the real estate industry in general. Failure by us to uncover and adequately protect against environmental issues in connection with a target acquisition may subject us to liability as buyer of such property or asset. Environmental laws and regulations impose liability on current or previous real property owners or operators for the cost of investigating, cleaning up or removing contamination caused by hazardous or toxic substances at the property. We may be held liable for such costs as a subsequent owner of such property. Liability can be imposed even if the original actions were legal and we had no knowledge of, or were not responsible for, the presence of the hazardous or toxic substances. Further, we may also be held responsible for the entire payment of the liability if we are subject to joint and several liability and the other responsible parties are unable to pay. We may also be liable under common law to third parties for damages and injuries resulting from environmental contamination emanating from the site, including the presence of asbestos containing materials. Insurance for such matters may not be available. Additionally, new or modified environmental regulations could develop in a manner that could adversely affect us.

OUR PROPERTIES MAY CONTAIN ASBESTOS THAT COULD LEAD TO LIABILITY FOR ADVERSE HEALTH EFFECTS AND COSTS OF REMEDIATING ASBESTOS.

           Certain laws and regulations govern the removal, encapsulation or disturbance of asbestos containing materials (or “ACMs”), when those materials are in poor condition or in the event of building renovation or demolition, impose certain worker protection and notification requirements and govern emissions of and exposure to asbestos fibers in the air. These laws may also impose liability for a release of ACMs and may enable third parties to seek recovery against us for personal injury associated with ACMs.  We may be required to make substantial capital expenditures if properties we acquire contain ACMs, and these expenditures could materially adversely affect us and our operating results and financial condition.

     COMPLIANCE WITH THE AMERICANS WITH DISABILITIES ACT AND FIRE, SAFETY AND OTHER REGULATIONS MAY REQUIRE US TO MAKE UNEXPECTED EXPENDITURES THAT MATERIALLY ADVERSELY AFFECTS US.

           Certain properties we acquire may be required to comply with the Americans with Disabilities Act of 1990, or the “ADA.” The ADA has separate compliance requirements for “public accommodations” and  “commercial facilities,” but generally requires that buildings be made accessible to people with disabilities. Compliance with the ADA requirements could require removal of access barriers and non-compliance could result in imposition of fines by the U.S. government or an award of damages to private litigants, or both. While the tenants to whom we lease properties will be obligated by law to comply with the ADA provisions, and under our net leases will typically be obligated to cover costs associated with compliance, if required changes involve greater expenditures than anticipated, or if the changes must be made on a more accelerated basis than anticipated, the ability of such tenants to cover costs could be adversely affected and we could be required to expend our own funds to comply with the provisions of the ADA, which could adversely affect our results of operations and financial condition and our ability to make distributions to shareholders. In addition, we will be required to operate our properties in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by governmental agencies and bodies and become applicable to our properties. We may be required to make substantial capital expenditures to comply with those requirements, and these expenditures could materially adversely affect us and our operating results and financial condition.

WE ARE NOT A REAL ESTATE INVESTMENT TRUST OR AN INVESTMENT COMPANY.

We are not a real estate investment trust and enjoy a broader range of permissible activities. We are also not, and we intend to operate in such manner as not to be, classified as an "investment company" within the meaning of the Investment Company Act of 1940.  The management and the investment practices and policies of ours are not supervised or regulated by any Federal or state authority.  As a result, investors will be exposed to certain risks that would not be present if we were subjected to a more restrictive regulatory situation.

IF WE ARE DEEMED TO BE AN INVESTMENT COMPANY, WE MAY BE REQUIRED TO INSTITUTE BURDENSOME COMPLIANCE REQUIREMENTS AND OUR ACTIVITIES MAY BE RESTRICTED.

           If we are ever deemed to be an investment company under the Investment Company Act of 1940, we may be subject to certain restrictions including:

*	restrictions on the nature of our investments; and
*	restrictions on the issuance of securities.

 In addition, we may have imposed upon us certain burdensome requirements, including:

*	registration as an investment company;
*	adoption of a specific form of corporate structure; and
reporting, record keeping, voting, proxy, compliance policies and procedures and disclosure requirements and other rules and regulations.

We do not believe that our anticipated principal activities will subject us to the Investment Company Act of 1940.

RISKS RELATED TO THE MANAGEMENT OF OUR BUSINESS

WE HIGHLY DEPEND ON RICHARD J. CHURCH. THE LOSS OF MR. CHURCH’S SERVICES WOULD PROBABLY HARM OUR ABILITY TO EXECUTE OUR BUSINESS PLAN.

Our success depends heavily upon the continued contributions of Richard J. Church, our sole director and officer.  Mr. Church has not entered into an employment agreement or a non-compete agreement with us.   As a result, he may discontinue providing his services to us at any time and for any reason, and even thereafter might be able to commence competition with us.  We currently maintain no key person insurance on Mr. Church's life.   If we were to lose the services of Mr. Church, our ability to execute our business plan could be harmed and we may be forced to cease operations until such time as we could hire a suitable replacement for him.

MANAGEMENT OWNS A LARGE PERCENTAGE OF OUR OUTSTANDING STOCK, AND CUMULATIVE VOTING AND PREEMPTIVE RIGHTS ARE DENIED TO SHAREHOLDERS.

Richard J. Church, our sole director and officer, will own (immediately after the completion of the Distribution) approximately 90% of our outstanding common stock.  Cumulative voting in the election of Directors is denied as permitted by law.  Accordingly, the holder or holders of a majority of the outstanding shares of Common Stock after completion of the Distribution (i.e. Mr. Church) may elect all of our Board of Directors.  Our management will exclusively make nearly all decisions with respect to the management of our business.  Investors will have little right or power to take part in the management of our business.  Although an investor is entitled to vote on certain matters, a person should not purchase any shares of Common Stock unless he is willing to entrust all aspects of the management of our business to our current management.  There are no preemptive rights in connection with our Common Stock.  Thus, the percentage ownership of existing shareholders may be diluted if we issue additional shares in the future.  In all, investors will have little (if any) ability to change the direction of our company if they believe such direction to be misguided, and we will suffer the consequence of any such misguided direction.

OUR CURRENT MANAGEMENT RESOURCES MAY NOT BE SUFFICIENT FOR THE FUTURE, AND WE HAVE NO ASSURANCE THAT WE CAN ATTRACT ADDITIONAL QUALIFIED PERSONNEL.

There can be no assurance that the current level of management will remain sufficient to perform all responsibilities necessary or beneficial for management to perform.  Our success in attracting additional qualified personnel will depend on many factors, including our ability to provide them with competitive compensation arrangements, equity participation and other benefits.  There is no assurance that (if we need to) we will be successful in attracting highly qualified individuals in key management positions.  The inability to attract such individuals will be particularly felt if we experience rapid growth, in which case we will be exposed to the risks described in the risk factor captioned “WE MAY EXPERIENCE RAPID GROWTH, AND IN SUCH CASE WE WILL NEED TO MANAGE THIS GROWTH EFFECTIVELY” above.

OUR SOLE OFFICER AND DIRECTOR WILL ALLOCATE SOME PORTION OF HIS TIME TO OTHER BUSINESSES THEREBY CAUSING CONFLICTS OF INTEREST IN HIS DETERMINATION AS TO HOW MUCH TIME TO DEVOTE TO OUR AFFAIRS AS WELL AS OTHER MATTERS.

           Richard J. Church, our current sole executive officer and director, is not required to commit his full time to our affairs, which could create a conflict of interest when allocating his time between our operations and his other commitments.  Mr. Church is not obligated to devote any specific number of hours to our affairs.  If Mr. Church’s other activities require him to devote more substantial amounts of time to them, it could limit his ability to devote time to our affairs and could have a negative impact on our ability to pursue our business plan.  Additionally, Mr. Church and future company officers and directors may become aware of business opportunities that may be appropriate for presentation to us and the other entities to which they owe fiduciary duties.  Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented.  We cannot assure anyone that these conflicts will be resolved in our favor.

    LIMITATIONS ON CLAIMS AGAINST OUR OFFICERS AND DIRECTORS, AND OUR OBLIGATION TO INDEMNIFY THEM, COULD PREVENT OUR RECOVERY FOR LOSSES CAUSED BY THEM.

The corporation law of Texas allows a Texas corporation to limit the liability of its directors to the corporation and its shareholders to a certain extent, and our Certificate of Formation has eliminated our directors' and officers’ personal liability to the maximum extent permitted by law.  The corporation law of Texas allows a Texas corporation to indemnify each director, officer, agent and/or employee to the extent that certain standards are met, and our Certificate of Formation provides that each director is indemnified to the maximum extent permitted by law.  Further, we may purchase and maintain insurance on behalf of any such persons whether or not we have the power to indemnify such person against the liability insured against.  Consequently, because of the actions or omissions of officers, directors, agents and employees, we could incur substantial losses and be prevented from recovering such losses from such persons.  Further, the U.S. Securities and Exchange Commission maintains that indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) is against the public policy expressed in the Securities Act, and is therefore unenforceable.

WE ACQUIRED OUR SOLE CURRENT PROPERTY INTEREST FROM THE PERSON WHO OWNS A CONTROLLING INTEREST IN OUR COMPANY.

           We acquired our sole current property interest from Richard J. Church, our sole director and officer for 934,500 shares of our common stock and a promissory note in the amount of $190,000.  Mr. Church originally acquired this interest in 2004 for approximately $106,000.  Based on substantive back-up procured shortly prior to these transactions, Mr. Church believes that such transactions were commercially reasonable.  However, there can be no assurance that the terms and conditions of the interest acquisition are as favorable to us as those that could have been obtained in true arms-length negotiations.  Moreover, because Mr. Church is the sole member of management for us and for Akashic, there can be no assurance that we would enforce a claim against Mr. Church arising out of any problem related to the acquisition.  Overall, the risks that we assumed in connection with this related party transaction include the possibilities that we paid too much for the property, that insufficient due diligence was conducted on the property, that the documentation governing the transaction does not adequately protect us, and that we might not enforce any rights and claims that we have or may have against Mr. Church relating to the transaction.

RISKS RELATED TO OUR SHARES

THERE HAS NOT BEEN ANY PRIOR TRADING MARKET FOR OUR SHARES, AND A TRADING MARKET FOR OUR SHARES MAY NOT DEVELOP.

No established public market for the trading of shares of our Common Stock now exists.  Subject to the sponsorship of a market maker, shares of our Common Stock will be traded in the over-the-counter market on the OTC Electronic Bulletin Board.  There can be no assurance as to the prices at which the shares of our Common Stock will trade. Until the shares of Common Stock comprising the Distribution are fully distributed, and an orderly market develops and even thereafter, the prices of our Common Stock may fluctuate significantly.  Prices for shares of our Common Stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the markets for shares of Common Stock, investor perception of the Company and the industry in which the Company participates, and general economic and market conditions.

WE MAY ISSUE SHARES OF OUR CAPITAL STOCK TO COMPLETE PROPERTY ACQUISITIONS, WHICH WOULD REDUCE THE EQUITY INTEREST OF OUR SHAREHOLDERS.

            Our certificate of formation authorizes the issuance of up to 500,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share.  Immediately after the Distribution, we will have over 498,000,000 authorized but un-issued shares of our common stock available for issuance and all of the 10,000,000 shares of preferred stock available for issuance.  Although we have no commitment as of the date hereof, we could in the future issue a substantial number of additional shares of our common or preferred stock, or a combination of common and preferred stock, to complete one or more property acquisitions.  The issuance of additional shares of our common stock or any number of shares of our preferred stock:

*	may significantly reduce the equity interest of existing shareholders;
*	may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded to our common stock; and
*	may adversely affect prevailing market prices for our common stock.

SUBSTANTIAL SALES OF OUR SHARES MAY HAVE AN ADVERSE IMPACT ON THE TRADING PRICE OF OUR COMMON STOCK.

           Presently, 1,869,000 shares of Common Stock are issued and outstanding, all of which are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act").  Approximately 93,450 of the shares of Common Stock being registered in connection with the Distribution should become generally freely tradable as a result thereof.  The remaining 1,775,550 restricted shares that will be held by an affiliate of ours could be sold under specific circumstances pursuant to Rule 144.   See "DESCRIPTION OF CAPITAL STOCK – Shares Eligible for Future Sale" for the circumstances under which these shares could be sold.  In any event, after the Distribution, the sale of these restricted shares may dilute an investor's percentage of freely tradable shares and may have a depressive effect on the price of the Common Stock.  Moreover, some of the recipients of shares in the Distribution may decide that they do not want to continue to hold their shares and may decide to sell them.  Any substantial sales of Common Stock could materially adversely affect its trading price, and might also adversely affect the Company's ability to raise additional equity capital.

THE TRADING PRICE OF OUR COMMON STOCK MAY ENTAIL ADDITIONAL REGULATORY REQUIREMENTS, WHICH MAY NEGATIVELY AFFECT SUCH TRADING PRICE.

We expect that the trading price of our common stock will start below $5.00 per share.  If this occurs, trading in our common stock will be subject to the requirements of certain rules promulgated under the Exchange Act of 1934.  These rules require additional disclosure by broker-dealers in connection with any trades generally involving any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions.  Such rules require the delivery, before any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions).  For these types of transactions, the broker-dealer must determine the suitability of the penny stock for the purchaser and receive the purchaser's written consent to the transaction before sale.  The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock.  As a consequence, the market liquidity of our common stock could be severely affected or limited by these regulatory requirements.

OUR AUTHORIZED PREFERRED STOCK EXPOSES HOLDERS OF OUR COMMON STOCK TO CERTAIN RISKS.

Our Certificate of Formation authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $.001 per share.  The authorized but un-issued preferred stock constitutes what is commonly referred to as "blank check" preferred stock.  This type of preferred stock may be issued by the Board of Directors from time to time on any number of occasions, without shareholder approval, as one or more separate series of shares comprised of any number of the authorized but un-issued shares of preferred stock, designated by resolution of the Board of Directors stating the name and number of shares of each series and setting forth separately for such series the relative rights, privileges and preferences thereof, including, if any, the: (i) rate of dividends payable thereon; (ii) price, terms and conditions of redemption; (iii) voluntary and involuntary liquidation preferences; (iv) provisions of a sinking fund for redemption or repurchase; (v) terms of conversion to common stock, including conversion price, and (vi) voting rights.  Such preferred stock may provide our Board of Directors the ability to hinder or discourage any attempt to gain control of us by a merger, tender offer at a control premium price, proxy contest or otherwise.  Consequently, the preferred stock could entrench our management.  The market price of our common stock could be depressed to some extent by the existence of the preferred stock.  As of the date of this Prospectus, no shares of preferred stock had been issued.

        BECAUSE OUR BOARD OF DIRECTORS DOES NOT INTEND TO PAY DIVIDENDS ON OUR COMMON STOCK IN THE FORESEEABLE FUTURE, SHAREHOLDERS MAY HAVE TO SELL THEIR SHARES OF OUR COMMON STOCK TO REALIZE A RETURN ON THEIR INVESTMENT IN THE COMPANY.

The holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available therefor.  To date, we have paid no dividends.  Our Board of Directors does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in our business operations.  Accordingly, a return on an investment in shares of our common stock may be realized only through a sale of such shares, if at all.

RISKS RELATED TO THE DISTRIBUTION

         BECAUSE THERE IS NO UNDERWRITER, YOU WILL NOT RECEIVE THE BENEFITS OF AN UNDERWRITTEN OFFERING.

              There is no underwriter for this offering. Therefore, you will not have the benefit of an underwriter's due diligence efforts, which would typically include underwriter involvement in the preparation of information for disclosure as well as other matters.

THE DISTRIBUTION MAY RESULT IN TAX LIABILITY TO YOU.

           You may be required to pay income tax on the value of your shares received in connection with the Distribution.  We believe that the Distribution will not be taxable to you as a dividend because Akashic does not have tax earnings and profits.  However, the Distribution may be taxable to you as a capital gain, depending upon the extent of your basis in your Akashic stock.  You are advised to consult your own tax advisor as to the specific tax consequences of the Distribution.

FOR ALL OF THE AFORESAID REASONS AND OTHERS SET FORTH HEREIN, THE SHARES COVERED BY THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK.  SHAREHOLDERS SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS PROSPECTUS.

BUSINESS

Introduction

REO Plus, Inc. (the "Company") was incorporated on August 10, 2009 under the laws of the State of Texas.  The address of the Company is 3014 McCulloch Circle, Houston, Texas 77056, and its telephone number is 713/599-1910.

The Company was formed by Akashic Ventures, Inc., a Delaware corporation (“Akashic”), for purposes of acquiring financially attractive real estate properties and assets.  Akashic is a publicly held corporation that once filed reports with the Commission.  Akashic has been dormant from a business perspective for more than a decade.  Richard J. Church acquired control of Akashic in May 18, 2008.  He is now the sole director and officer of both the Company and Akashic.  Since the time of his acquisition of control of Akashic, Mr. Church has been exploring various business opportunities that Akashic could undertake.  In view of his background in the real estate business and the general condition of the real estate industry in the United States, he recently decided to cause Akashic to pursue the acquisition of financially attractive real estate properties and assets, and he caused Akashic to form the Company as a wholly owned subsidiary for this purpose.  Due to recent developments described in the section captioned “THE DISTRIBUTION - Reasons for the Distribution,” Mr. Church believes that the Distribution is in the best interests of the Company, Akashic and Akashic’s stockholders.

Industry Background

The Company’s management believes that recession in the United States economy that began in December 2007 created opportunities in the real estate market.  CNNMoney.com has reported that this recession, which is frequently referred to as “the Great Recession,” is generally regarded as “the worst economic downturn since the Great Depression.”  Huliq News has reported that total residential foreclosures in the United States for the two years and nine months ending with the third quarter of 2009 numbered 7,827,219, with the possibility of the total number of foreclosures reaching 25 million before the housing crisis ends.  These adverse developments in the United States residential market have had a devastating effect on housing prices.  On September 29, 2009, SEATTLEPI.COM reported that the S&P/Case-Shiller Home Price Index released on that date indicated that home prices in 20 metropolitan areas in the United States were down about 33% from a mid-2006 peak.  Moreover, CNNMoney.com has reported that United States commercial real estate is worth about $6.5 trillion and is financed by an estimated $3.1 trillion in debt, and forecasts now call for the current downturn in the commercial real estate market to rival – and perhaps even exceed – the plunge of the early 1990s, when nearly 8% of all commercial real estate loans went sour.

Due to the current economic decline and the more restrictive lending conditions in the country and the state of Texas, the demand for real estate is, and therefore the prices real estate command are, currently low relative to historic levels.  This is reflective in the higher capitalization rates (indicating lower prices) that real estate sellers are asking and willing to accept for the sale of their properties.  The low prices, in conjunction with the continuing low interest rates available in the market, makes this an attractive period to acquire real estate, if financing can also be acquired.

With the gradual resurgence of the United States and Texas economies and easing of capital restraints, properties acquired during this period should experience a natural appreciation in value with greater demand.  The company feels that the forward looking U.S. stock market and the recent upward movement of the S&P/Case-Shiller Home Prices Index indicate the real estate market has bottomed and a gradual climb into a stronger market cycle can be expected.  Richard J. Church, the Company’s current sole executive officer and director, is a veteran of the 1990s Houston real estate market when just such a bottoming and resurgence took place.  Properties acquired in the early 1990s were sold in future years for annual compounded returns of greater than ten percent (10%) per annum and often twice this level, depending on the length of time properties were held.

Strategy

The company will be generally seeking well-located properties in need of capital infusion, or total redevelopment, as properties requiring more extensive real estate skills and effort, allow for the greatest appreciation on invested capital.  The properties and assets to be acquired by the Company will most likely include commercial, retail, residential and mixed-use properties.  Such properties and assets will less likely include office properties, and will almost certainly not include industrial properties.  Thus far, the Company has acquired only an interest in one property.  See “Sole Property Interest” below.

The Company will not limit itself geographically, except that the Company intends to target initially acquisitions located in the Houston, Texas area and eventually other parts of Texas.  However, as opportunities present themselves, the Company may focus its efforts on secondary and tertiary geographic markets throughout the United States, particularly in areas that have had significant declines in property values and thus possibly offer opportunities for significant appreciation.  The Company believes that distressed markets offer opportunities for the Company to acquire under-performing properties that it believes it has the capability of turning around and repositioning, thereby increasing cash flow, profitability and asset value.  The Company believes it can successfully identify such a potential target acquisition based upon the depth and the breadth of the industry experience, contacts and industry knowledge of the Company’s current management.  Richard J. Church, the Company’s current sole executive officer and director, has extensive experience in the real estate industry through his various real estate enterprises.

While the Company has not yet identified any additional assets or properties to acquire, the Company believes that it will be able to consider numerous additional properties.  The Company anticipates that target acquisitions will be brought to its attention from a number of brokers and other real estate professionals with whom the Company’s current management has business relationships.  Moreover, potential acquisitions may be brought to the Company’s attention by sources as a result of being solicited by the Company through calls or mailings.  In no event will any of the Company’s existing or future officers, directors or shareholders or any entity with which they are affiliated be paid any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the consummation of an acquisition.

The Company does not have any specific property acquisition under consideration, and the Company has not (nor has anyone on its behalf) contacted any prospective target acquisition or had any discussions, formal or otherwise, with respect to such a transaction.  Moreover, no one has approached the Company regarding the possible sale of any of its properties to the Company.  Additionally, the Company has not, nor has anyone on its behalf, taken any measure, directly or indirectly, to identify or locate any suitable property acquisition, nor has the Company engaged or retained any agent or other representative to identify or locate any such acquisition candidate. As a result, the Company has no assurance that it will be able to complete any further acquisitions.  In the future, the Company expects to be identifying and evaluating prospective property acquisition, performing business due diligence on prospective property acquisitions, traveling to and from the property and asset locations that represent prospective acquisitions, reviewing corporate, title, environmental, and financial documents and material agreements regarding prospective property acquisitions, selecting properties to acquire and striving to structure, negotiate and consummate acquisitions.  The Company will have certain burdens and costs with respect to these activities and certain additional risks associated with the subsequent integration of additional assets or properties into the Company’s operations.

Acquisition Selection

           The Company’s management will have virtually unrestricted flexibility in identifying and selecting prospective target acquisitions.  The Company has not established any other specific attributes or criteria (financial or otherwise) for prospective target acquisitions. In evaluating a prospective target acquisition, the Company’s management will consider, among other factors, the following:

*	Management’s understanding of conditions of the particular market;
*	Management’s assessment of the attractiveness of the timing of the acquisition;
*	Management’s assessment of the financial attractiveness of a particular target relative to other available targets, and its potential for upside appreciation and return on investment;
*	Capital requirements and management’s assessment of the ability to finance a particular target;
*	Macro-economic trends;
*	Environmental risks;
*	Physical condition of the target;
*	Management’s assessment of the ability to redevelop, improve and manage a particular target;
*	Occupancy in the target vs. market;
*	Tenant profile; and
*	Lease rollover.

           These criteria are not intended to be exhaustive. Any evaluation relating to the merits of a particular acquisition will be based, to the extent relevant, on the above factors as well as other considerations believed relevant by the Company’s management in effecting an acquisition consistent with the Company’s business objective. In evaluating a prospective target acquisition, the Company will conduct an extensive due diligence review which will encompass, among other things, physical inspection of the property or assets, a review of all environmental, zoning, permitted use and title issues, and a review of all relevant financial and other information which is made available to the Company. This due diligence review will be conducted either by the Company’s management or by unaffiliated third parties the Company may engage, although the Company has no current intention to engage any such third parties.

           The time and costs required to select and evaluate a target acquisition and to structure and complete the acquisition cannot presently be ascertained with any degree of certainty.  Any costs incurred with respect to the identification and evaluation of a prospective target acquisition that is not ultimately completed will result in a loss to the Company and reduce the amount of capital available to otherwise complete other acquisitions.

To the extent the Company acquires financially poor assets or properties, the Company may be affected by numerous risks inherent in the business and operations of such properties or assets.  Although the Company’s management will endeavor to evaluate the risks inherent in a particular property acquisition, the Company cannot assure anyone that the Company will properly ascertain or assess all significant risk factors.

Sole Property Interest

Although the Company is beginning to consider additional real estate properties and assets, the Company's only asset acquired to date consists of 400 units of limited liability company member interest (the “Units”) in Ananda Investments, LLC, a Texas limited liability company (“Ananda”).  The Units represent a 40% interest in Ananda.  Ananda was formed in 2004 to own a particular real estate property.  This property features a three-story building containing 5,793 sq. ft. situated on the southeast corner of 315 Fairview and Morgan, in the Montrose district, near and west of downtown Houston, Texas.  The American Planning Association recently honored Montrose as one of the country's 10 great neighborhoods.  The entire property is leased to Fairview Cowboy Ventures, Inc., a Texas corporation (“Fairview”), until July 31, 2012 at a monthly rental rate of $6,941.  Fairview has an option to extend the lease for five years at escalating rates.  Fairview operates the 2,076 sq. ft. first floor as a neighborhood bar and or subleases the 3,713 sq. ft. second and third floor for a single residence.  This property is exceptional to Houston and the country in the following ways:

*	it is situated in an historical, eclectic and more pedestrian area,
*	the property was originally built in the 1930’s (with renovations beginning in 2006), and
*	has an added third floor containing a 20 foot long by 5.5 feet tall butt glass window and an attached 641 ft. wooden outside deck, both providing a spectacular view of downtown.

Although the Company carries the Units on its balance sheet at their original cost in accordance with generally accepted accounting principles, substantive back-up obtained in connection with the acquisition of the Units indicates that the Units probably have a fair market value of approximately $225,000.

    For information about the acquisition of the Units, see “EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS” and the risk factor captioned “WE ACQUIRED OUR SOLE CURRENT PROPERTY INTEREST INDIRECTLY FROM THE PERSON WHO WILL OWN A CONTROLLING INTEREST IN OUR COMPANY AFTER THE DISTRIBUTION.”

Plan of Operation

The Company only recently began its pursuit of real estate acquisitions.  Currently, the Company has only one real estate interest, which is described in the section captioned “Sole Property Interest” immediately above.  The Company cannot assure anyone that it will be able to acquire any additional real estate properties and assets due to the Company’s limited financial resources at the present.  The Company is currently trying to determine the scope of the acquisitions that it wishes to pursue.  The amount of capital that the Company will need will depend on the scope of the acquisitions that the Company ultimately decides to pursue, which is uncertain at this time.  However, for the Company to acquire any additional real estate properties and assets, the Company would be required to undertake certain financing activities.  The Company currently does not have any binding commitments for, or readily available sources of, additional financing.  The Company cannot assure anyone that additional financing will be available to it when needed or, if available, that such financing can be obtained on commercially reasonably terms.  If the Company does not obtain additional financing, it will not be able to acquire any additional real estate properties and assets, and perhaps will not even be able to stay in business for that matter.  If the Company does not obtain necessary additional financing, it may be constrained to attempt to sell the sole interest that it has heretofore acquired or additional interests that it may hereafter acquire.  However, the Company cannot assure anyone that it will be able to find interested buyers or that the funds received from any such sale would be adequate to fund the Company’s activities.  Under certain circumstances, the Company could be forced to cease its operations and liquidate its remaining assets, if any.  The Company cannot assure anyone that it will be successful in obtaining necessary capital and in its acquisition activities, although the Company believes that the procurement of additional financing and the completion of additional acquisitions will be easier after the completion of the Distribution.

Regulations

Environmental Regulations

           Federal, state and local laws and regulations impose environmental controls, disclosure rules and zoning restrictions that directly impact the management, development, use, and/or sale of real estate. Such laws and regulations tend to discourage sales and leasing activities and mortgage lending with respect to some properties, and may therefore adversely affect the Company specifically, and the real estate industry in general. Failure by the Company to uncover and adequately protect against environmental issues in connection with a target acquisition may subject the Company to liability as buyer of such property or asset. Environmental laws and regulations impose liability on current or previous real property owners or operators for the cost of investigating, cleaning up or removing contamination caused by hazardous or toxic substances at the property. The Company may be held liable for such costs as a subsequent owner of such property. Liability can be imposed even if the original actions were legal and the Company had no knowledge of, or were not responsible for, the presence of the hazardous or toxic substances. Further, the Company may also be held responsible for the entire payment of the liability if the Company is subject to joint and several liability and the other responsible parties are unable to pay.  The Company may also be liable under common law to third parties for damages and injuries resulting from environmental contamination emanating from the site, including the presence of asbestos containing materials. Insurance for such matters may not be available. Additionally, new or modified environmental regulations could develop in a manner that could adversely affect the Company.

Certain laws and regulations govern the removal, encapsulation or disturbance of asbestos containing materials (“ACMs”), when those materials are in poor condition or in the event of building renovation or demolition, impose certain worker protection and notification requirements and govern emissions of and exposure to asbestos fibers in the air. These laws may also impose liability for a release of ACMs and may enable third parties to seek recovery against the Company for personal injury associated with ACMs. There may be ACMs at certain of the properties the Company acquires.

Americans with Disabilities Act

           Certain properties the Company acquires may be required to comply with the Americans with Disabilities Act of 1990, or the ADA. The ADA has separate compliance requirements for “public accommodations” and  “commercial facilities,” but generally requires that buildings be made accessible to people with disabilities. Compliance with the ADA requirements could require removal of access barriers and non-compliance could result in imposition of fines by the U.S. government or an award of damages to private litigants, or both. While the tenants to whom the Company leases properties will be obligated by law to comply with the ADA provisions, and under the Company’s leases will typically be obligated to cover costs associated with compliance, if required changes involve greater expenditures than anticipated, or if the changes must be made on a more accelerated basis than anticipated, the ability of such tenants to cover costs could be adversely affected and the Company could be required to expend its own funds to comply with the provisions of the ADA, which could adversely affect the Company’s results of operations and financial condition and its ability to make distributions to shareholders. In addition, the Company will be required to operate its properties in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by governmental agencies and bodies and become applicable to the Company’s properties. The Company may be required to make substantial capital expenditures to comply with those requirements and these expenditures could have a material adverse effect on its ability to pay dividends to shareholders at historical levels or at all.

Employees

           The Company currently has no employees, and the Company expects that it will not have any employees until its business expands appreciably.  Richard J. Church, the Company’s sole director and officer, is currently the only person providing labor services on behalf of the Company.  Mr. Church is not obligated to devote any specific number of hours to the Company’s business, and he intend to devote only as much time to the Company’s business as he believes necessary.  See the risk factors in the section captioned “RISKS RELATED TO THE MANAGEMENT OF OUR BUSINESS.”

Properties and Facilities

The only significant property that the Company owns at this time is the Company’s interest in Ananda Investments, LLC, the Texas limited liability company, which owns a 5,793 sq. ft. building situated in the Montrose district near and west of downtown Houston, Texas.  See “Sole Property Interest” above.  For now and for the foreseeable future, Richard J. Church, the Company’s sole director and officer, is making available gratuitously a small amount of office space for the Company’s corporate offices.  If the Company’s business expands appreciably, the Company will probably procure its own office space or will commence paying some reasonable fee to Mr. Church for providing office space.

Legal Proceedings

Since the date of its organization through the date of this Prospectus, the Company has not been involved in any legal proceedings.  There can be no assurance, however, that the Company will not in the future be involved in litigation incidental to the conduct of its business.

Available Information

           The Company has filed with the U.S. Securities & Exchange Commission (the “Commission”) a Registration Statement on Form S-1 and exhibits relating thereto (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), of which this Prospectus is a part.  This Prospectus does not contain all the information set forth in the Registration Statement.  Reference is made to such Registration Statement for further information with respect to the Company and the securities of the Company covered by this Prospectus.  Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the related document filed with the Commission.

       After the Distribution, the Company will be a reporting company under the Securities Exchange Act of 1934 (the "Exchange Act").  As a consequence, the Company will file with the Commission Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.  The Annual Reports on Form 10-K will contain audited financial statements.  After they are filed, these reports can be inspected at, and copies thereof may be obtained at prescribed rates, at the Commission's Public Reference Room located at 101 F Street, N.E., Washington, D.C. 20549, between the hours of 9:00 a.m. and 5:00 p.m. Eastern Time, except federal holidays and official closings.  The Commission maintains a Web site that contains reports, proxy statements and information statements and other information (including the Registration Statement) regarding issuers that file electronically with the Commission.  The address of such site is http://www.sec.gov.  The Company's reports can be inspected at, and copies downloaded from, the Commission's Web site.  Please call the Commission’s Office of Investor Education and Advocacy at 202/551-8090 for further information on inspecting reports on the Commission's Web site or requesting a paper copy.

MANAGEMENT

The sole director and executive officer of the Company is Richard J. Church, who is 57 years old.  Mr. Church has served as the Company's sole director, and the Company’s President, Treasurer and Secretary, since the Company’s formation.  In 1986, Mr. Church co-founded Church Realty, a commercial and investment real estate company involved in the acquisition, holding, disposition, brokerage and management of commercial and investment properties.  In 2004, Mr. Church dissolved Church Realty to pursue personal investments in real estate and securities, activities with respect to which he has continued through the present.  Mr. Church is a licensed real estate agent and sits on the Board of Directors of Southwestern Manufacturing Co., Inc.  Mr. Church graduated from the University of Texas at Austin, Texas in 1976 with a Bachelor of Science in electrical engineering.

EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS

As of the date of this Prospectus, the Company has paid no compensation to any member of management.  In addition, the Company has not adopted any retirement, pension, profit sharing, stock option or insurance programs or other similar programs for the benefit of its management or employees.  Management does not expect to pay any remuneration to itself (other than expense reimbursements) until such time as it is able to raise enough funds or has enough positive cash flow to do so.  Any salaries paid would be at market levels, consistent with any restrictions on salaries imposed by the investors providing the additional funds or by other financial constraints.

The Company has not entered into an employment agreement with its sole executive officer.

The authorized number of directors of the Company is presently fixed at one.  Each director will serve for a term of one year that expires at the following annual shareholders' meeting.  Each officer serves at the pleasure of the Board of Directors and until a successor has been qualified and appointed. Currently, the Company’s policy is that directors will receive no remuneration for their services as such, but that the Company will reimburse directors for any expenses incurred in attending any directors meeting.

There are no family relationships, or other arrangements or understandings between or among any of the directors, executive officers or other person pursuant to which such person was selected to serve as a director or officer.

       The Company acquired its sole current property interest from Richard J. Church, the Company’s sole director and officer for 934,500 shares of the Company’s common stock and a promissory note in the amount of $190,000.  Mr. Church originally acquired this interest in 2004 for approximately $106,000.  Based on substantive back-up obtained in connection with the transactions described immediately preceding, Mr. Church believes that such transactions were commercially reasonable.  However, there can be no assurance that the terms and conditions of the interest acquisition are as favorable to us as those that could have been obtained in true arms-length negotiations.  Moreover, because Mr. Church is the sole member of the Company’s management and for Akashic, there can be no assurance that the Company would enforce a claim against Mr. Church arising out of any problem related to the acquisition. Although the Company carries the interest on its balance sheet at its original cost (less allocated losses) in accordance with generally accepted accounting principles, substantive back-up obtained in connection with the acquisition of the interest indicates that it probably has a fair market value of approximately $225,000.

PRINCIPAL SHAREHOLDERS

The following table sets forth as of October 20, 2010 information regarding the beneficial ownership of Common Stock (i) by each person who is known by the Company to own beneficially more than 5% of the outstanding Common Stock; (ii) by each director; and (iii) by all directors and officers as a group.

Name and Address of Beneficial Owner	Beneficial Ownership Prior to Distribution		Beneficial Ownership After Distribution
	Number	Percent	Number	Percent

Richard J. Church 3014 McCulloch Circle Houston, Texas 77056	1,869,000(1)	100%	1,775,550(2)	95%

Akashic Ventures, Inc. 3014 McCulloch Circle Houston, Texas 77056	934,500(3)	50%	-0-	-0-

(1)	Includes 934,500 shares owned outright and 934,500 shares owned by Akashic Ventures, Inc., a corporation that is controlled by Mr. Church. Of these shares, 934,500 are also included in the table in the figure of shares beneficially owned by Akashic Ventures, Inc.
(2)	All of these shares will be owned outright.
(3)	These shares are also included in the table in the figure of shares beneficially owned by Mr. Church.

THE DISTRIBUTION

Reasons for the Distribution.

The Company was formed by Akashic Ventures, Inc., a Delaware corporation (“Akashic”), for purposes of pursuing real estate acquisitions.  Akashic is a publicly held corporation that once filed reports with the Commission and traded under the symbol LPTI when named Logiphone, Inc.  Akashic has been dormant from a business perspective for more than a decade.  Richard J. Church acquired control of Akashic on May 18, 2008.  He is now the sole director and officer of both the Company and Akashic.  Since the time of his acquisition of control of Akashic, Mr. Church has been exploring various business opportunities that Akashic could undertake.  In view of his background in the real estate business and the general condition of the real estate industry in the United States, he recently decided to cause Akashic to pursue the acquisition of financially attractive real estate properties, and he caused Akashic to form the Company as a wholly-owned subsidiary for this purpose.

        Shortly after the formation of the Company, another business opportunity presented itself to Akashic.  This opportunity involves an experimental and proprietary treatment for the acquired immunodeficiency syndrome, more frequently referred to as “AIDS,” a disease of the human immune system caused by the human immunodeficiency virus (“HIV”).  Akashic is currently exploring the formation of another wholly owned subsidiary to pursue this more recent business opportunity.

Mr. Church recognizes that publicly traded companies have certain advantages in comparison to privately traded companies because of Federal and state securities laws and certain market realities.  First, the stock of publicly traded (once properly registered) can be offered to any person.  Moreover, once purchased, the purchaser legally can sell the stock immediately or at any time thereafter to any person whom the purchaser chooses.  In addition, for many publicly traded stocks, an active trading market develops for the stock, making the stock fairly liquid and marketable.  Because of these advantages, publicly traded stock generally commands appreciably higher values than privately traded or restricted stock in comparable companies.  The advantages of publicly traded stock increases a corporation's ability to raise funds more easily and in larger amounts.  These advantages also give a corporation the flexibility to use such publicly traded stock (instead of cash or debt) to acquire properties and assets.  Sellers of properties and assets may prefer to receive stock rather than cash because they can do so without recognizing gain on the sale under the Federal tax code.  However, they may refuse to accept privately traded or restricted stock because of its illiquidity or unmarketability when they will readily accept publicly traded stock because of its liquidity and marketability.  Moreover, publicly traded stock permits a corporation to establish more attractive management and employee incentive plans to motivate management and employees to perform at their highest level.

Notwithstanding the advantages described above, the Company’s business and AIDs treatment opportunity that Akashic would like to pursue are considerably different. The respective Board of Directors of Akashic and the Company (which both comprise Mr. Church as their sole member) have determined that it is in the best interests of Akashic and the Company to undertake the Distribution, thereby separating the business of the Company from the proposed additional business of Akashic, for the reasons described herein.

The Distribution is designed to establish the Company as a stand alone, independent company that can adopt strategies and pursue objectives appropriate to its specific business. The Distribution will enable each of Akashic and the Company to better focus on the profitable growth opportunities in their respective industries. Also, the Distribution will enhance each of Akashic's and the Company's respective abilities, as and when appropriate, to engage in strategic acquisitions in their respective existing and new lines of business through acquisitions using their own respective capital stock. Moreover, the Distribution should better enable the Company's ability, as and when appropriate, to procure financing from lenders that might otherwise be unwilling to provide financing because of the business in which Akashic proposes to engage.  In addition, Akashic and the Company believe that the separation of Akashic's proposed AIDs treatment business from the Company's recently commenced real estate business will cause the two entities to be recognized by the financial community as distinct businesses with different investment risk and return profiles. As a result of the Distribution, Akashic will be viewed in the investment community primarily as an AIDs treatment business while the Company should develop its following primarily as a real estate business. In this regard, investors will be better able to evaluate the merits and future prospects of the businesses of Akashic and the Company, enhancing the likelihood that each will achieve appropriate market recognition for its performance and potential, and thereby enhance shareholder value.  Furthermore, current shareholders and potential investors will be able to direct their investments to their specific areas of interest.  The Distribution will also allow the Company to establish its own employee stock ownership plan and other equity-based compensation plans so that there will be a more direct alignment between the performance of the Company and the compensation of employees of the Company, which, among other things, is intended to strengthen and support the Company's ability to achieve cost savings, greater efficiencies and sales growth.

For the reasons stated above, the Akashic Board of Directors of which Mr. Church is currently the sole member believes that the Distribution is in the best interest of the Company, Akashic and Akashic’s shareholders. In reaching its conclusions, the Akashic Board of Directors has determined that the Distribution is fair, from a financial point of view, to Akashic’s shareholders, although the Board of Directors has not sought the opinion of any financial advisor to such effect.

Manner of Effecting the Distribution.

The Distribution consists of an aggregate of 934,500 shares of Common Stock.  The Distribution will result in 50% of the outstanding shares of Common Stock being distributed to holders of Akashic common stock.  In connection with the Distribution, each stockholder of Akashic will receive one share of Common Stock for each share of Akashic common stock owned on the Record Date.  Certificates representing the number of shares of Common Stock to which Akashic stockholders are entitled are being delivered to Akashic stockholders simultaneously with this Prospectus.  The shares of Common Stock will be fully paid and non-assessable.  The holders thereof will not be entitled to preemptive rights nor cumulative voting rights. See "DESCRIPTION OF CAPITAL STOCK."  No holder of Akashic common stock will be required to pay any cash or other consideration for the shares of Common Stock received in the Distribution or to surrender or exchange shares of Akashic common stock in order to receive shares of Common Stock.

Shares of Common Stock distributed to Akashic stockholders in connection with the Distribution generally will be freely transferable.  The Company expects that such shares will be traded in the over-the-counter market, and thus may be purchased and sold through the usual investment channels, including securities broker/dealers.  Subject to the sponsorship of a market maker, the Company expects that the shares of Common Stock will be traded on the OTC Electronic Bulletin Board.  Notwithstanding the above, shares of Common Stock received in connection with the Distribution by persons who are deemed "affiliates" of the Company under the Act will be subject to certain restrictions.  Persons who may be deemed to be affiliates of the Company after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with the Company and may include the directors and principal executive officers of the Company as well as any principal shareholder of the Company.  Persons who are affiliates of the Company will be permitted to sell their shares of Common Stock only pursuant to an effective registration statement under the Act or an exemption from the registration requirements of the Act, such as the exemptions afforded by Rule 144 under the Act.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

Neither the Company nor Akashic has obtained a private letter ruling from the Internal Revenue Service nor an opinion of tax counsel with respect to possible Federal income tax consequences of the Distribution.  However, the Company and Akashic are generally aware of the taxability of a corporate distribution of property pro rata to its stockholders.

Distributions by corporations to their stockholders may be taxable.  In general, where the distribution is made out of the earnings and profits of the corporation, the amount received is taxable as ordinary income.  Where distributions are made in excess of the corporation's earnings and profits, the recipient is normally not taxed to the extent of its basis in the stock.  Distributions in excess of earnings and profits and basis are normally taxed as if the stockholder had sold his stock.

As of the date of this Prospectus, Akashic had no accumulated earnings and profits.  Therefore, distributions of shares of Common Stock to Akashic stockholders are not taxable as ordinary income.  The amount of such distribution is the fair market value of the Common Stock on the date of distribution.  In this case, valuation of Common Stock is not easily possible, given the limited operating history of the Company.  There has been no attempt to place a value on the Common Stock by the management of the Company or of Akashic, and such valuation is the responsibility of each Akashic stockholder who receives Common Stock, and his or her own tax advisor.  However, in the opinion of Company management, such valuation might be reasonably placed at $0.12 per Company share as of the date of this registration statement.  This valuation is based on the Company’s estimated fair market value as a publicly registered company with no significant assets or operating history.

        If an individual Akashic stockholder agrees with this estimate, the tax consequences to him are that if the adjusted tax basis of his Akashic shares is in excess of $0.12 per share (one share of Common Stock is distributed for every one Akashic share), then such Common Stock distribution to him should be considered a "non-taxable return of capital."  If an individual Akashic stockholder agrees with our estimate, the excess of $0.12 per share over the adjusted tax basis of an individual Akashic stockholder’s share will be treated as a “capital gain” and taxed accordingly.  Such $0.12 per share should then be deducted from such stockholder's Akashic per share tax basis and $0.12 per share will be the new cost basis of his or her Company stockholdings.

For domestic corporations which hold Akashic common stock, the amount of the Distribution for purposes of determining dividend income, return of capital, or capital gain will be the lesser of (i) the fair market value of the Common Stock at the date of the Distribution, or $0.12 per share if such corporate stockholder accepts the Company's valuation methodology, or (ii) its adjusted per share basis of its investment in Akashic common stock.  A domestic corporation's basis in Akashic common stock will also be the lesser of the foregoing amounts.

STATE AND LOCAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION WILL VARY FROM JURISDICTION TO JURISDICTION.  STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE APPLICABLE TAX CONSEQUENCES OF THE ISSUANCE AND DISPOSITION OF THE SHARES BEING DISTRIBUTED.

Receipt of Shares.

The receipt of shares of Common Stock will result in a taxable capital gain to Akashic stockholders to the extent that such fair value of Common Stock exceeds their tax basis in Akashic common stock at the time of issuance.

Sale of Shares.

An Akashic stockholder whose shares of Common Stock are sold will realize capital gain or loss measured by the difference between the amount realized and the stockholder's tax basis in such shares.

Holding Period.

The holding period of the shares of Common Stock received in connection with the Distribution is measured from the date that the shares are distributed to Akashic stockholders.

Other Tax Consequences.

There may be other Federal, state, local or foreign tax considerations (including potential withholding requirements) applicable to the circumstances of particular Akashic stockholders who should consult with their own tax advisors to determine the applicable tax consequences of the issuance and disposition of the shares of Common Stock being distributed.

OTHER MATTERS

The Distribution is not being made in any states or other jurisdictions in which it in unlawful to do so.  The Company may delay the commencement of the Distribution in certain states or other jurisdictions in order to comply with the securities law requirements of such states or other jurisdictions.  It is not anticipated that there will be any changes in the terms of the Distribution.  The Company may, if it so determines in its sole discretion, decline to make modifications to the terms of the Distribution requested by certain states or other jurisdictions, in which event Akashic stockholders resident in such states or other jurisdictions will not be eligible to participate in the Distribution.

DESCRIPTION OF CAPITAL STOCK

Capital Stock.

The Company's authorized capital stock consists of 500,000,000 shares of Common Stock, $.001 par value per share and 10,000,000 shares of Preferred Stock, $.001 par value per share.

Common Stock.

The authorized Common Stock of the Company consists of 500,000,000 shares, par value $0.001 per share.  As of the date of this Prospectus, 1,869,000 shares of Common Stock were outstanding.  All of the shares of Common Stock are validly issued, fully paid and non-assessable.  Holders of record of Common Stock will be entitled to receive dividends when and if declared by the Board of Directors out of funds of the Company legally available therefor.  In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or otherwise, after payment of provision for payment of the debts and other liabilities of the Company, including the liquidation preference of all classes of preferred stock of the Company, each holder of Common Stock will be entitled to receive his pro rata portion of the remaining net assets of the Company, if any.  Each share of Common stock has one vote, and there are no preemptive, subscription, conversion or redemption rights.  Shares of Common Stock do not have cumulative voting rights, which means that the holders of a majority of the shares voting for the election of directors can elect all of the directors.

Preferred Stock.

The Company's Certificate of Formation authorizes the issuance of up to 10,000,000 shares of the Company's $0.001 par value preferred stock (the "Preferred Stock").  As of the date of this Prospectus, no shares of Preferred Stock were outstanding.  The Preferred Stock constitutes what is commonly referred to as "blank check" preferred stock.  "Blank check" preferred stock allows the Board of Directors, from time to time, to divide the Preferred Stock into series, to designate each series, to issue shares of any series, and to fix and determine separately for each series any one or more of the following relative rights and preferences: (i) the rate of dividends; (ii) the price at and the terms and conditions on which shares may be redeemed; (iii) the amount payable upon shares in the event of involuntary liquidation; (iv) the amount payable upon shares in the event of voluntary liquidation; (v) sinking fund provisions for the redemption or purchase of shares; (vi) the terms and conditions pursuant to which shares may be converted if the shares of any series are issued with the privilege of conversion; and (vii) voting rights.  Dividends on shares of Preferred Stock, when and as declared by the Board of Directors out of any funds legally available therefor, may be cumulative and may have a preference over Common Stock as to the payment of such dividends.  The provisions of a particular series, as designated by the Board of Directors, may include restrictions on the ability of the Company to purchase shares of Common Stock or to redeem a particular series of Preferred Stock.  Depending upon the voting rights granted to any series of Preferred Stock, issuance thereof could result in a reduction in the power of the holders of Common Stock.  In the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of each series of the then outstanding Preferred Stock may be entitled to receive, prior to the distribution of any assets or funds to the holders of the Common Stock, a liquidation preference established by the Board of Directors, together with all accumulated and unpaid dividends.  Depending upon the consideration paid for Preferred Stock, the liquidation preference of Preferred Stock and other matters, the issuance of Preferred Stock could result in a reduction in the assets available for distribution to the holders of the Common Stock in the event of liquidation of the Company.  Holders of Preferred Stock will not have preemptive rights to acquire any additional securities issued by the Company.  Once a series has been designated and shares of the series are outstanding, the rights of holders of that series may not be modified adversely except by a vote of at least a majority of the outstanding shares constituting such series.

One of the effects of the existence of authorized but un-issued shares of Common Stock or Preferred Stock may be to enable the Board of Directors of the Company to render it more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer at a control premium price, proxy contest or otherwise and thereby protect the continuity of or entrench the Company's management, which concomitantly may have a potentially adverse effect on the market price of the Common Stock.  If in the due exercise of its fiduciary obligations, for example, the Board of Directors were to determine that a takeover proposal were not in the best interests of the Company, such shares could be issued by the Board of Directors without shareholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent shareholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Shares Eligible for Future Sale.

Prior to the Distribution, there has been no public market for the Common Stock.  Sales of a substantial amount of Common Stock in the public market, or the perception that such sales may occur, could adversely affect the market price of the Common Stock prevailing from time to time in the public market and could impair the Company's ability to raise additional capital through the sale of its equity securities in the future.

Upon completion of the Distribution, the Company will have issued and outstanding 1,869,000 shares of Common Stock, approximately 1,775,550 of which are believed to be "restricted" or "control" shares for purposes of the Act.  "Restricted" shares are those acquired from the Company or an "affiliate" other than in a public offering, while "control" shares are those held by affiliates of the Company regardless as to how they were acquired.  All of these restricted and control shares of Common Stock will become eligible for sale once the Company has been a reporting company with the U.S. Securities & Exchange Commission (“Commission”) for 90 days, subject to the requirements and restrictions of Rule 144.

In general, under Rule 144, six months must have elapsed since the later of the date of acquisition of restricted shares from the Company or any affiliate of the Company (the “Acquisition Date”).  No time needs to have lapsed in order to sell control shares. Under Rule 144, if more than six months have elapsed since the Acquisition Date, and the holder is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale, such holder will be entitled to sell such Common Stock in the public market free of any restrictions and requirements; provided, however, that if such sale occurs less than one year after the Acquisition Date the Company must be current in its primary filings with the Commission.  Moreover, under Rule 144, if more than six months have elapsed since the Acquisition Date, and the holder is deemed to be or have been an affiliate of the Company at any time during the 90 days preceding a sale, such affiliate will be entitled to sell within any three-month period such number of restricted or control shares that does not exceed the greater of (a) 1% of the then outstanding shares or (b) (in certain cases not expected to apply to us soon) the average weekly trading volume during the four calendar weeks prior to such sale, provided that such affiliate complies with certain other restrictions on the manner of selling and certain notice requirements, and the Company is current in its primary filings with the Commission.

DIVIDEND POLICY

The Company has paid no cash dividends on its Common Stock, and the Company presently intends to retain earnings to finance the expansion of its business.  Payment of future dividends, if any, will be at the discretion of the Board of Directors after taking into account various factors, including the Company's financial condition, results of operations, current and anticipated cash needs and plans for expansion.

USE OF PROCEEDS

The Company will not receive any proceeds from the Distribution.

EXPERTS

           The financial statements and schedules of REO Plus, Inc. as of June 30, 2010 and for the period from August 11, 2009 (inception) through June 30, 2010 have been included herein and in the registration statement in reliance upon the report of Child, Van Wagoner & Bradshaw, PLLC, independent certified public accountants, included herein, and upon the authority of said firm as experts in accounting and auditing.

 REO PLUS, INC.

INDEX TO FINANCIAL STATEMENTS

Page

Independent Auditor's Report	F-1
Balance Sheets as of June 30, 2010 and December 31, 2009	F-2
Statement of Operations for the six months ended June 30, 2010, for the period from August 11, 2009 (date of inception) through December 31, 2009, and for the period from August 11, 2009 (date of inception) through June 30, 2010
F-3
Statement of Changes in Stockholders' Equity (Deficit) six months ended June 30, 2010, and for the period from August 11, 2009 (date of inception) through December 31, 2009 and June 30, 2010	F-4
Statement of Cash Flows for the six months ended June 30, 2010, for the period from August 11, 2009 (date of inception) through December 31, 2009, and for the period from August 11, 2009 (date of inception) through June 30, 2010
F-5
Notes to Financial Statements	F-6

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors
REO Plus, INC.

We have audited the accompanying  balance sheets of  REO Plus, INC.  (a Texas  development stage company) (the Company) as of June 30, 2010 and December 31, 2009, and the related  statements of operations, changes in  stockholders’ equity (deficit), and cash flows for the  six months ended June 30, 2010, the period  from August 11, 2009 (inception) through December 31, 2009, and the period from August 11, 2009 (inception) through June 30, 2010. These  financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these  financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the  financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting, as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the  financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the  financial statements referred to above present fairly, in all material respects, the financial position of REO Plus, INC.   as of June 30, 2010 and December 31, 2009, and the results of its operations and its cash flows for the  six months ended June 30, 2010, the  period from August 11, 2009 (inception) to December 31, 2009, and the period from August 11, 2009 (inception) to June 30, 2010,   in conformity with accounting principles generally accepted in the United States of America.

The accompanying  financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the  financial statements, the Company has  an accumulated deficit, and has not yet produced revenues from operations. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The  financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Child, Van Wagoner & Bradshaw, PLLC
Child, Van Wagoner & Bradshaw, PLLC
Salt Lake City, Utah
September 17, 2010

REO Plus, INC.
( A Development Stage Company)

Balance Sheets

ASSETS

	June 30, 2010	December 31, 2009
Current Assets:
Cash	$8,548	$17,963
Prepaid Expenses	5,000	0

Total Current Assets	13,548	17,963

Investment in unconsolidated affiliate	48,944	$0

Total Assets	$62,492	$17,963

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$2,400	$0

Total Current Liabilites	2,400	0

Note payable, stockholder	190,000	0

Stockholders' (Deficit) Equity:
Preferred stock, $.001 par value, 10,000,000 shares
authorized and "0" shares issued and outstanding
Common stock, $.001 par value, 500,000,000 shares
authorized, 1,869,000 and 934,500 shares, respectively
issued and outstanding	1,870	935
Additional paid-in capital	53,130	26,565
Accumulated deficit	(184,908)	(9,537)

Total Stockholders' (Deficit) Equity	(129,908)	17,963

Total Liabilities and Stockholders' Equity	$62,492	$17,963

See accompanying notes.

REO Plus, INC.
(A Development Stage Company)

Statements of Operations

	For the Six Months Ended June 30, 2010	For the Period from Inception (August 11,2009) to December 31, 2009	For the Period from Inception (August 11,2009) to June 30, 2010

Costs and Expenses:
Professional fees	$6,815	$9,537	$16,352

Net Income (Loss) from Operations	(6,815)	(9,537)	(16,352)

Other Income (Expenses):
Equity in (Loss) of Unsonsolidated Affiliate	(2,816)	0	(2,816)

Net (Loss) before Income Tax	(9,631)	(9,537)	(19,168)

Income Tax (Provision) Benefit	0	0	0

Net Loss	$(9,631)	$(9,537)	$(19,168)

Net Loss per Share	$(0.01)	$(0.01)

Fully Diluted Loss per Share	$(0.01)	$(0.01)

Weighted Average Shares Outstanding	1,869,000	934,500

See accompanying notes.

REO Plus, INC.
(A Development Stage Company)

Statements of Changes in Stockholders' Equity (Deficit)

For the Six Months Ended June 30, 2010
and
For the Period from Inception (August 11, 2009) through December 31, 2009 and June 30, 2010

	Common
	Stock			Additional
	Subscription	Common Stock		Paid-In	Accumulated
	Receivable	Shares	Amount	Capital	Deficit	Total

Stock subscription,
August 11, 2009	$(27,500)	934,500	$935	$26,565	$0	$0

Stock subscription
receipts
November 4, 2009	13,750	0	0	0	0	13,750

Stock subscription
receipts
November 14, 2009	13,750	0	0	0	0	13,750

Net loss
August 11, 2009 -
December 31, 2009	0	0	0	0	(9,537)	(9,537)

Balance,
December 31, 2009	0	934,500	935	26,565	(9,537)	17,963

Issuance of stock for
investment,
January 2, 2010	0	934,500	935	26,565	0	27,500

Deemed Dividend	0	0	0	0	(165,740)	(165,740)

Net Loss
January 1, 2010 -
June 30, 2010	0	0	0	0	(9,631)	(9,631)

Balance,
June 30, 2010	$0	$1,869,000	$1,870	$53,130	$(184,908)	$(129,908)

See accompanying notes.

REO Plus, INC.
(A Development Stage Company)

Statements of Cash Flows

	For the Six Months Ended June 30, 2010	For the Period from Inception (August 11, 2009) to December 31, 2009	For the Period from Inception (August 11, 2009) to June 30, 2010
Cash flows from Operating Activities:
Net income (loss)	$(9,631)	$(9,537)	$(19,168)
Adjustments to reconcile net income (loss) to cash used by operating activities:
Equity in loss of unconsolidated affiliate	2,816	0	2,816
Increase in prepaid expenses	(5,000)	0	(5,000)
Accounts payable	2,400	0	2,400

Total Adjustments	216	0	216

Net Cash Used by Operating Activities	(9,415)	(9,537)	(18,952)

Cash Flows from Financing Activities:
Issuance of common stock	0	27,500	27,500

Net Cash Provided by Financing Activities	0	27,500	27,500

Net Increase (Decrease) in Cash	(9,415)	17,963	8,548

Cash, Beginning Period	17,963	0	0

Cash, End of Period	$8,548	$17,963	$8,548

Schedules of
Non-Cash Investing and Financing Activities

Acquisition of investment in affiliate	$51,760	$0	$51,760

Issuance of note payable for investment in affiliate	$190,000	$0	$190,000

Issuance of common stock for investment in affiliate	$27,500	$0	$27,500

Dividend related to acquisition of investment	$165,740	$0	$165,740

See accompanying notes.

REO Plus, INC.
(A Development Stage Company)

Notes to Financial Statements

For the Six Months Ended June 30, 2010
and
For the Period from Inception (August 11, 2009) through December 31, 2009 and June 30, 2010

NOTE 1.                         ORGANIZATION AND BACKGROUND

REO Plus, INC. (“the Company”) was organized on August 11, 2009 for the purpose of investing in real estate.  The Company has had no operations other than its acquisition of 40% of Ananda Investments, LLC. (“Ananda”).

NOTE 2.                         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the bases of certain assets and liabilities for financial and income tax reporting.  Deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.  Deferred taxes also are recognized for operating losses that are available to offset future federal income taxes.  Valuation allowances are established when necessary to reduce deferred tax assets to amounts expected to be realized.
Investments in Unconsolidated Entities

The Company accounts for investments in less than 50% owned and more than 20% owned entities using the equity method of accounting.  The Company’s share of earnings (loss) of such entities is recorded as a single amount as equity (loss) in earnings of unconsolidated entities.  Dividends, if any, are recorded as a reduction of the investment.

Goodwill

Cost of investments in purchased companies in excess of the underlying fair value of net assets at dates of acquisition is recorded as goodwill and assessed annually for impairment.  If considered impaired, goodwill will be written down to fair value and a corresponding impairment loss recognized.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

The more significant areas requiring the use of management estimates relate to the valuation of deferred tax assets and investments in unconsolidated affiliates.  Accordingly, actual results could differ from those estimates.

REO Plus, INC.
(A Development Stage Company)

Notes to Financial Statements

For the Six Months Ended June 30, 2010
and
For the Period from Inception (August 11, 2009) through December 31, 2009 and June 30, 2010

NOTE 2.                         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As shown in the accompanying financial statements, the Company incurred losses of $19,168 since its inception and has not yet produced revenues from operations.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event that the Company cannot continue as a going concern.  Management anticipates that it will be able to raise additional working capital through the issuance of stock through an S-1 offering.

The ability of the Company to continue as going concern is dependent upon the Company’s ability to attain a satisfactory level of profitability and obtain suitable and adequate financing.  There can be no assurance that management’s plan will be successful.

NOTE 3.                         INVESTMENT IN AFFILIATE

On January 2, 2010 the Company acquired a 40% interest in Ananda, a Texas limited liability company, which owns a commercial real estate rental property in Houston, Texas.  This acquisition was accomplished by the issuance of 934,500 shares of the Company’s common stock valued at $27,500 and the issuance of a promissory note in the amount of $190,000. The investment was acquired from and recorded at the controlling shareholder’s cost basis with a resulting “deemed” dividend.  The transaction was treated as a transfer between entities under common control as follows.

Issuance of common stock	$27,500
Issuance of promissory note	190,000
217,500

Deemed dividend	(165,740)

Purchase price of investment in affiliate	$51,760

REO Plus, INC.
(A Development Stage Company)

Notes to Financial Statements

For the Six Months Ended June 30, 2010
and
For the Period from Inception (August 11, 2009) through December 31, 2009 and June 30, 2010

NOTE 3.                         INVESTMENT IN AFFILIATE (continued)

Summary financial results of Ananda for the six months ended June 30, 2010 are as follows:

Operations		Financial Position

Rental income	$25,806	Cash	$9,503
Operating expenses	(32,846)	Other current assets	5,962
Net loss	$(7,040)	Land, buildings and improvements	558,002
		Total Assets	$573,467

Equity in loss of		Deposits and accrued expenses	10,480
unconsolidated affiliate	$(2,816)	Mortgage payable	440,628

		Total Liabilities	451,108

		Members' equity	277,845
		Accumulated deficit	(155,486)

		Total Equity	122,359

		Total Liabilities and Equity	$573,467

		Investment in unconsolidated affiliate	$48,944

NOTE 4.                         NOTE PAYABLE, RELATED PARTY

In connection with the Company’s acquisition of its investment in Ananda, the Company executed a note payable to a 95% stockholder in the amount of $190,000 with interest accruing at 7% per annum commencing on the first day of the fourth month after Ananda has obtained occupancy permits for certain properties it owns in Houston, Texas.  The permit was obtained on April 1, 2010, therefore the note of $190,000 will begin accruing interest on July 1, 2010.  On October 1, 2010, interest is due in the amount of $3,325, from July 1, 2010 through September 30, 2010.  Thereafter, $3,325 is due on January 1, 2011 and each subsequent third month until January 1, 2020 when a final balloon payment of $190,000 plus accrued interest is due and payable.

NOTE 5.                         RELATED PARTIES

A 95% stockholder is the sole director of the Company and the payee of the Company’s $190,000 note payable.

REO Plus, INC.
(A Development Stage Company)

Notes to Financial Statements

For the Six Months Ended June 30, 2010
and
For the Period from Inception (August 11, 2009) through December 31, 2009 and June 30, 2010

NOTE 6.                         COMMON STOCK

The Company is authorized to issue 500,000,000 shares of $.001 par value common stock and 10,000,000 shares of $.001 par value preferred stock.

NOTE 7.                         INCOME TAX BENEFIT

No income tax benefit has been recognized for the Company’s loss for the period from Inception (August 11, 2009) through December 31, 2009 and for the six months ended June 30, 2010, as the Company has no assurance of any future financial or taxable income.

NOTE 8.                         FAIR VALUE

The fair value of the Company’s financial assets and liabilities approximates their respective carrying values, due to their relatively short-term nature.

NOTE 9.                         COMPREHENSIVE INCOME

The Company has no other comprehensive income.

NOTE 10.                         SUBSEQUENT EVENTS

Subsequent events have been evaluated by management for potential recognition or disclosure through the date these financial statements were issued.  Subsequent events did not have a significant impact on the financial condition or results of operations.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the provisions of Chapter 8 of the Texas Business Organizations Code, the Company may indemnify its directors, officers, employees and agents and maintain liability insurance for those persons.  Section 8.101 of the Texas Business Organizations Code provides that a corporation may indemnify a governing person, or delegate, who was, is or is threatened to be made a named defendant or respondent in a proceeding if it is determined that the person: (i) conducted himself in good faith; (ii) reasonably believed that (a) in the case of conduct in his official capacity that his conduct was in the corporation’s best interest and (b) in all other cases, that his conduct was at least not opposed to the corporation’s best interest; and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. However, if the person is found liable to the corporation, or if the person is found liable on the basis that he received an improper personal benefit, indemnification under Texas law is limited to the reimbursement of reasonable expenses actually incurred by the person in connection with the proceedings and does not include a judgment, a penalty, a fine, and an excise or similar tax, and no indemnification will be available if the person is found liable for willful or intentional misconduct, breach of the person’s duty of loyalty, or an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the corporation. Under Texas law, indemnification by the corporation is mandatory if the person is wholly successful on the merits or otherwise, in the defense of the proceeding.

The Company’s Certificate of Formation obligates the Company to indemnify its directors and officers to the fullest extent permitted under Texas law. Additionally, the Company’s Bylaws grant it the authority to the maximum extent permitted by Texas law to purchase and maintain insurance providing such indemnification.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses set forth below, will be borne by the Company.

Item	Amount

SEC Registration Fee	$0.03
Blue Sky Filing Fees and Expenses	5,000.00
Legal Fees and Expenses	15,000.00
Accounting Fees and Expenses	7,500.00
Miscellaneous	2,000.00

Total	$29,500.03

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

In connection with (and in partial consideration of) the acquisition of 400 units of limited liability company member interest in Ananda Investments, LLC during January 2010, the Company issued to Richard J. Church, the Company’s sole director and officer, 934,500 shares of the Company's common stock (the "Common Stock").  These shares are believed to have had a fair market value of $27,500 at the time of issuance.  The issuance of Common Stock to Mr. Church is claimed to be exempt pursuant Section 4(2) of the Act.

In connection with the formation of the Company during August 2009, the Company issued to Akashic Ventures, Inc., a Delaware corporation ("Akashic"), 934,500 shares of Common Stock, in consideration of an aggregate cash purchase price of $27,500.  The issuance of Common Stock to Akashic is claimed to be exempt pursuant Section 4(2) of the Act.

ITEM 27.  EXHIBITS

Exhibit Number	Description

3.01	Certificate of Formation
3.02	Bylaws
4.01	Specimen Common Stock Certificate
5.01	Opinion and Consent of Randall W. Heinrich, PC, as to the legality of securities being registered
10.01	Promissory note in the original principal amount of $190,000 made payable by the Company to Richard J. Church
23.01	Consent of Child, Van Wagoner & Bradshaw, PLLC
23.02	Consent of Randall W. Heinrich, PC contained in Exhibit 5.01

ITEM 28.  UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on October 20, 2010.

REO PLUS, INC.

By: /s/ Richard J. Church
Richard J. Church, President

           Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the date indicated.

Name	Title	Date

/s/ Richard J. Church	Sole Director, President and Treasurer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer )	October 20, 2010